SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 12, 2004

CADENCE DESIGN SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	1-10606 (Commission File Number)	77-0148231 (IRS Employer Identification No.)

2655 SEELY AVENUE, BUILDING 5
SAN JOSE, CALIFORNIA 95134

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (408) 943-1234

Item 5. Other Events and Required FD Disclosure.
Signature

Item 5. Other Events and Required FD Disclosure.

     On May 12, 2004, Cadence Design Systems, Inc. announced that Michael J. Fister has been named president and chief executive officer, succeeding Ray Bingham, who has been elected chairman of the Cadence Board of Directors. Mr. Bingham will continue as a full-time executive, working with Mr. Fister. Former chairman Donald L. Lucas will continue on the Board as a director. The appointments are effective immediately.

     Mr. Fister was most recently senior vice president at Intel Corporation and general manager of the Enterprise Platforms Group, which designs, markets, and supports building blocks for enterprise computing. During his tenure, Intel garnered commanding market segment share and introduced the Itanium™ processor family which leads in virtually every performance benchmark category. Other products include a complement of IA-32 Xeon processors, chipsets, boards/systems, and software tools and services.

     Mr. Fister first joined Intel in 1987, was appointed an Intel vice president in 1996, elected a corporate vice president in 2000, and promoted to senior vice president in 2002. He was responsible for the design, development, and marketing of IA-32 processors, including the last versions of the Intel486™, as well as Pentium® Pro, Pentium® II, Pentium® III, Celeron®, Pentium® II Xeon™, and Pentium®III Xeon processors. Mr. Fister received his bachelor’s and master’s degrees in electrical engineering from the University of Cincinnati.

     Mr. Bingham joined Cadence in 1993 and was executive vice president and chief financial officer until being appointed president and CEO in 1999. Bingham was instrumental in transforming Cadence from a $369 million supplier of electronic design automation tools to $1.1 billion in 2003. This growth was fueled by Mr. Bingham’s success in establishing global strategic partnerships with companies such as IBM, Agilent, Hewlett-Packard, and Fujitsu. He also serves on the boards of directors of KLA-Tencor and Oracle Corporation.

     The Board also named Roger Siboni, chairman and former CEO of E.piphany, to be lead director. Mr. Siboni has served on the Cadence Board of Directors since 1999, and chairs the Board’s Audit Committee. Before leading E.piphany, he was deputy chairman and chief operating officer of KPMG LLP. The lead director position being filled by Mr. Siboni is provided for in the Corporate Governance Guidelines of Cadence’s Board of Directors. These guidelines and related governance materials may be accessed on Cadence’s corporate website at http://www.cadence.com/company/investor_relations/governance.aspx.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated as of May 12, 2004

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ R.L. Smith McKeithen
R.L. Smith McKeithen
Senior Vice President and General Counsel